Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Real REMAX Group, Inc. pertaining to the registration of shares of common stock issuable pursuant to the Real REMAX Group Inc. 2026 Stock Incentive Plan of our reports dated February 19, 2026, with respect to the consolidated financial statements of RE/MAX Holdings, Inc. and the effectiveness of internal control over financial reporting of RE/MAX Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Denver, Colorado

August 24, 2026